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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

OMNICELL, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

 SUPPLEMENT TO THE PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 25, 2010

        This supplements our Proxy Statement dated April 16, 2010 (the "Proxy Statement"). The Proxy statement was furnished in connection with the Annual Meeting of the Stockholders of Omnicell, Inc. (the "Company") to be held at 2:30 p.m. local time on May 25, 2010 at the Company's headquarters located at 1201 Charleston Road, Mountain View, California 94043.

        The Original Proxy was filed with (i) an incorrect number of shares of common stock reserved for future issuance pursuant to outstanding equity awards and (ii) an incorrect number of shares of uncommitted common stock, as each number is described on in the second paragraph under the heading "Reasons for the Increase in the Authorized Number of Shares" in Proposal No. 3 on page 29 of the Proxy Statement.

        The following text supplements, amends and restates the second paragraph under the heading "Reasons for the Increase in the Authorized Number of Shares" in Proposal No. 3 on page 29 of the Proxy Statement:

    As of April 1, 2010, 32,497,598 shares of common stock were outstanding. In addition, 1,292,659 shares of common stock were reserved for future issuance under our 2009 Equity Incentive Plan, 5,045,516 shares were reserved for issuance pursuant to outstanding equity awards under our all of our existing equity plans and 2,583,133 shares were reserved for future issuance under our 1997 Employee Stock Purchase Plan. As result, as of April 1, 2010, only 8,581,094 shares of authorized common stock remained uncommitted. If stockholders approve Proposal No. 2 to this proxy statement, the share reserve under the 2009 Equity Incentive Plan will be increased by 2,900,000 shares, and only 5,681,094 shares of authorized common stock would remain uncommitted before giving effect to the increase in authorized shares being requested in this proposal.

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SUPPLEMENT TO THE PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 25, 2010